EXHIBIT 10.5
Stock Repurchase Agreement

This Stock Repurchase Agreement (this “Agreement”) is made as of March 18, 2009, by and between Glen Burnie Bancorp, a Maryland corporation (the “Buyer”), and Eugene P. Nepa, Lot 36, Summerhill Trailer Park, Crownsville, Maryland 21032 (the “Seller”).

Explanatory Statement

The Seller is the record and beneficial holder of 274,179 shares of common stock, par value $1.00 per share (“Common Stock”), of the Buyer (the “Shares”).  The Buyer desires to purchase the Shares from the Seller and the Seller desires to sell the Shares to the Buyer.

now, therefore, in consideration of the foregoing and the mutual agreements set forth herein, the Buyer and the Seller hereby agree as follows:

1.	Purchase and Sale of Shares; Consideration

1.1.	Purchase and Sale of Shares.

(a)           Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Shares, free and clear of all Encumbrances.

(b)            For purposes of this Agreement, “Encumbrances” shall mean all liens, claims, charges, assessments, options, security interests, proxies, agreements to vote and other legal and equitable encumbrances.

1.2.      Consideration.  In consideration for the Shares, the Buyer will pay to the Seller $9.30 per Share, for a total purchase price of $2,549,864.70.

2.	Closing

2.1.           Closing Date.  The purchase and sale of the Shares (the “Closing”) shall take place on or before March 25, 2009 at the offices of the Buyer at 101 Crain Highway, S.E., Glen Burnie, Maryland, or at such other location or locations as the Buyer and the Seller may agree. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

2.2.           Delivery of Shares and Consideration.  At the Closing, the Seller shall take all necessary actions and make all necessary arrangements to transfer the Shares to the Company directly, or to or through a designated agent of the Company, so that the transfer of the Shares to the Company is properly reflected on the books and records of the Company.  At the Closing, the Buyer shall pay to the Seller the cash amount set forth in Section 1.2, by wire transfer of immediately available funds to an account designated by the Seller.

3.	Representations, Warranties and Agreements of the Parties

3.1.	Representations, Warranties and Agreements of the Seller.

(a)           Authority of Seller.  The Seller has the requisite power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

(b)            No Conflict.  Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares, under (A) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Seller is a party or the Shares are subject or by which the Seller is bound, (B) any court order to which the Seller is a party or any of the Shares are subject or by which the Seller is bound, or (C) any requirements of laws, rules or regulations affecting the Seller or the Shares or otherwise applicable to the transactions contemplated by this Agreement.

(c)           Title to Shares.  The Seller represents and warrants to the Buyer that the Seller is the sole record and beneficial owner of the Shares, free and clear of all Encumbrances, and that the delivery and/or release, as applicable, of the Shares to the Buyer pursuant to this Agreement will transfer and convey good and valid title thereto to the Buyer, free and clear of all Encumbrances.  The Seller represents and warrants to the Buyer that the Shares constitute all of the equity interests of the Buyer owned, directly or indirectly, by the Seller.

(d)          Economic Risk; Sophistication.

(i)           The Seller represents and warrants that he has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed sale of the Shares to the Buyer and that he has made an independent decision to sell the Shares to the Buyer based on the Seller’s knowledge about the Buyer and its business and other information available to the Seller, which it has determined is adequate for that purpose.  The Seller represents and warrants that he (A) has not received or relied upon any information (in any form, whether written or oral) furnished by the Buyer or on behalf of the Buyer in making that decision, or (B) requested any such information from the Buyer which the Buyer has not furnished to the Seller.

(ii)            The Seller represents, warrants, acknowledges and agrees that the Buyer and its affiliates, officers and directors, may possess material non-public information not known to the Seller regarding or relating to the Buyer, including, but not limited to, information concerning the business, financial condition, results of operations or prospects of the Buyer, and the Seller represents, warrants, acknowledges and agrees that the Seller has not received or requested any such information, including any information with respect to the Buyer’s fiscal quarter ending March 31, 2009, and agrees that neither the Buyer nor its affiliates, officers or directors shall have any liability whatsoever with respect to the nondisclosure of any such material non-public information, whether before or after the date of this Agreement.

(e)            Value of the Shares.  The Seller acknowledges and confirms that it is aware that the closing sale price of the Common Stock (the “Stock Price”) has fluctuated since the Seller purchased the Shares and is likely to continue to fluctuate after the date of this Agreement, including possible increases to such Stock Price.  The Seller further acknowledges and confirms that he is aware that future changes and developments in (A) the Buyer’s business and financial condition and operating results, and (B) overall market and economic conditions, may have a favorable impact on the value of the Common Stock after the sale by the Seller of the Shares to the Buyer pursuant to terms of this Agreement.

(f)            The Seller represents and warrants that it is not relying on any representation or warranty by the Buyer in connection with the transactions contemplated by this Agreement except as expressly set forth in this Agreement.

3.2.	Representations, Warranties and Agreements of the Buyer.

(a)            Authority of Buyer.  The Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly authorized, executed and delivered by the Buyer and is the legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

(b)            No Conflict.  Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of the Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Buyer is a party or by which the Buyer is bound, (C) any court order to which the Buyer is a party or by which the Buyer is bound, or (D) any requirements of laws, rules or regulations affecting the Buyer or otherwise applicable to the transactions contemplated by this Agreement.

4.	Covenants of the Parties

4.1.           No Proxy and Voting of the Shares.  The Seller covenants and agrees that it shall not grant to any person or entity any proxy with respect to any of the Shares (other than to a designated representative of the Buyer pursuant to a proxy statement of the Buyer).  The Seller further covenants and agrees that it shall cause all of the Shares for which it has the right to vote as of the record date for any meeting of stockholders of Buyer to be present for quorum purposes and to be voted at any such meeting or at any adjournments or postponements thereof, (x) in favor of each director nominated and recommended by the Board of Directors of Buyer (the “Board”) for election at any such meeting and (y) in accordance with the recommendation of the Board for each other matter that is subject to a vote of the stockholders at any such meeting.

4.2.	Mutual Releases.

(a)           The Seller, and anyone claiming through him or on his behalf, as the case may be, agrees to irrevocably and unconditionally release, waive and forever discharge the Buyer and his Affiliates (as hereinafter defined) from, and covenants not to sue the Buyer Released Parties (as hereinafter defined) with respect to, any and all actions, causes of action, claims, demands, rights, remedies, expenses and liabilities of whatever kind or character, at law or in equity, whether now known or unknown, that the Seller now has, has ever had, or may ever have against any of the Buyer Released Parties with respect to the Buyer, arising from or related to the operations of the Buyer or the purchase by the Buyer of the Shares from the Seller as contemplated by the terms of this Agreement other than a breach by the Buyer of its representations and warranties hereunder.

(b)            The Buyer, and anyone claiming through it or on its behalf, as the case may be, agrees to irrevocably and unconditionally release, waive and forever discharge the Seller and its Affiliates from, and covenants not to sue the Seller Released Parties (as hereinafter defined) with respect to, any and all actions, causes of action, claims, demands, rights, remedies, expenses and liabilities of whatever kind or character, at law or in equity, whether now known or unknown, that such Seller now has, has ever had, or may ever have against any of the Seller Released Parties with respect to the Seller, arising from or related to the sale by the Seller of the Shares to the Buyer as contemplated by the terms of this Agreement other than a breach by the Seller of his representations and warranties hereunder.

4.3.           Definitions.  As used in this Section 4, the terms set forth below shall be defined as follows:

(a)            “Affiliates” shall mean a person or entity that directly or indirectly, controls, is controlled by or is under common control with the Buyer or the Seller, as the case may be, and with respect to the Buyer, its past, present and future officers, directors, stockholders, employees and agents.

(b)            “Buyer Released Parties” shall mean the Buyer and its Affiliates.

(c)            “Seller Released Parties” shall mean the Seller and his Affiliates.

5.             Miscellaneous

5.1.           Confidentiality.  The Seller agrees that it will treat in confidence all documents, materials and other information which he shall have obtained in regards to this Agreement and the transactions being effected hereby (whether obtained before or after the date of this Agreement).  Except as required by law (including applicable federal securities laws), the Seller agrees that he shall not disclose the terms or the nature of this Agreement or the transactions or consents being effected hereby.  The Seller acknowledges that the Buyer may disclose the terms or nature of this Agreement as required to comply with applicable securities laws in the Buyer’s reasonable discretion.

5.2.           Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their legal representatives, heirs, executors, administrators, successors, assigns and transferees.

5.3.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

5.4.           Amendment.  This Agreement may not be amended, modified or supplemented except by a writing signed by an authorized representative of each of the parties hereto.

5.5.           Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Seller and the Buyer agrees that, in the event of any breach of the provisions of this Agreement by such party, the non-breaching party, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction, and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America or any state having jurisdiction.  Each of the parties hereto (to the extent such party is the breaching party) further agrees that it will not oppose the granting of such relief on the basis that the non-breaching party has an adequate remedy at law.

5.6.           Severability.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

5.7.           Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.8.           Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or a successor or permitted assign of such a party.

5.9.           Execution; Counterparts.  This Agreement may be executed by facsimile signature and in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument; and shall become binding when both counterparts have been signed by the parties hereto and delivered to both of the parties hereto.

in witness whereof, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Glen Burnie Bancorp

By:	/s/
Michael G. Livingston
President and Chief Executive Officer

/s/
Eugene P. Nepa